UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 13, 2014

MyGO Games Holding Co.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-55080 (Commission File Number)	27-1070374 (IRS Employer Identification No.)

12708 Riata Vista Circle, Suite B-140
Austin, TX 78727
(Address of principal executive offices) (Zip Code)

(832) 900-9366
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of G. Jonathan Pina

On November 13, 2014, the Company appointed G. Jonathan Pina as a director of the Board of Directors. In accordance with the Board of Directors staggered board policy, Mr. Pina was slotted to a directorship in Class Three of the Board, which is up to re-election in three years.

Additionally, on November 13, 2014, the Company appointed Mr. Pina as Chief Executive Officer, Chief Financial Officer, and Treasurer of the Company.  Mr. Pina was appointed as Corporate Secretary of the Company on September 15, 2014.  Prior to his appointment to the aforementioned offices, Mr. Pina was the Chief Financial Officer of My Go Games, LLC, a wholly-owned subsidiary of the Company.

Mr. Pina brings a wide range of finance, transaction and reporting experience.  Mr. Pina has advised public and private companies of various sizes through strategic transactions and reorganizations.  Prior to joining the Company, Mr. Pina was the Managing Partner and co-founder of Pimuro Capital Partners, a boutique financial advisory firm serving small-cap companies. Prior to founding Pimuro, Mr. Pina led the Energy group at a boutique investment bank in Houston, Texas.  Mr. Pina started his career in finance at Randall & Dewey (now, Jefferies' Energy Investment Banking Group).

Mr. Pina received his Bachelor of Arts degree from Rice University and his Master of Business Administration degree from the Jesse H. Jones Graduate School of Management at Rice University.

Mr. Pina is not related by blood or marriage to any of the Company’s directors or executive officers or any persons nominated by the Company to become directors or executive officers. The Company has not engaged in any transaction in which Mr. Pina or a person related to Mr. Pina had a direct or indirect material interest. To the Company’s knowledge, there is no arrangement or understanding between any of our officers or directors and Mr. Pina pursuant to which he was selected to serve as a director.

Paul Watson Change of Office

On November 13, 2014, Paul Watson, the Company’s President, Chief Financial Officer, Treasurer and Chief Strategy Officer resigned from the positions of Chief Financial Officer, Treasurer and Chief Strategy Officer.  Concurrent with Mr. Watson’s resignation of the aforementioned offices, the Company appointed Mr. Watson as Chief Marketing Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 19, 2014

MyGo Games Holding Co.

By:   /s/ G. Jonathan Pina
G. Jonathan Pina
Chief Executive Officer